Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM S-8
Registration Statement Under the Securities Act of 1933

___________________

MGE Energy, Inc. (Exact name of registrant as specified in its charter)
Wisconsin (State or other jurisdiction of incorporation or organization)	39-2040501 (I.R.S. Employer Identification No.)
133 South Blair Street Madison, Wisconsin (Address of principal executive offices)	53788 (Zip Code)
MGE Energy, Inc. 2021 Long-Term Incentive Plan (Full title of the plan)

Jared J. Bushek

Vice President Finance, Chief Information Officer and Treasurer
MGE Energy, Inc.
133 South Blair Street
Madison, Wisconsin 53788
(608) 252-7000

(Name, address, and telephone number, including area code, of agent for service)

___________________

Copy to:
Richard W. Astle
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	Accelerated Filer	Non-Accelerated Filer	Smaller Reporting Company	Emerging Growth Company
☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $1 per share	500,000	$72.105	$36,052,500	$3,933.33

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Form S-8 also covers additional securities that may be offered as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)The registration fee was calculated pursuant to Rules 457(c) and 457(h) based upon average of the high ($73.46) and low ($70.75) sales prices of MGE Energy, Inc.'s common stock as reported on the Nasdaq Global Select Market on December 15, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended, and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (“SEC”) by the registrant are incorporated by reference into this registration statement:

•Its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020;

•Its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, which were filed with the SEC on May 7, 2020, August 6, 2020, and November 5, 2020, respectively;

•Its Current Reports on Form 8-K dated March 20, 2020, April 20, 2020, May 12, 2020, May 15, 2020, May 19, 2020, July 17, 2020 and August 21, 2020, which were filed with the SEC on March 24, 2020, April 24, 2020, May 12, 2020, May 15, 2020, May 21, 2020, July 17, 2020 and August 26, 2020, respectively;

•Its definitive proxy statement on Schedule 14A, which was filed with the SEC on March 31, 2020; and

•The description of its common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended, contained in Exhibit 4.4 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all of the shares of common stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the provisions of the Wisconsin Business Corporation Law and Article IX of the registrant’s By-Laws, the registrant’s directors and officers are entitled to mandatory indemnification from the registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses

•to the extent such officers or directors are successful in the defense of a proceeding; and

•in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the registrant and such breach or failure constituted:

—a willful failure to deal fairly with the registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest;

—a violation of criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

—a transaction from which the director or officer derived an improper personal profit; or

—willful misconduct.

Additionally, under the Wisconsin Business Corporation Law, the registrant’s directors are not subject to personal liability to the registrant, its shareholders, or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined above.

The registrant’s directors and officers are insured, at the registrant’s expense, against certain liabilities which might arise out of their employment and which might not be indemnified or indemnifiable under the By-Laws. The primary coverage is provided by a Directors and Officers Liability Insurance Policy in customary form having a one-year term. The coverage also applies to directors and officers of the registrant’s subsidiaries. No deductibles or retentions apply to individual directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of MGE Energy, Inc. (incorporated herein by reference to Exhibit 4.1 to MGE Energy, Inc.'s Registration Statement on Form S-3, File No. 333-197423).
4.2	Amended and Restated By-Laws of MGE Energy, Inc. (incorporated herein by reference to Exhibit 3.2 to MGE Energy, Inc.'s Current Report on Form 8-K dated March 20, 2020, File No. 000-49965).
4.3	MGE Energy, Inc. 2021 Long-Term Incentive Plan (incorporated by reference to Exhibit A to MGE Energy, Inc. Proxy Statement dated March 30, 2020, File No. 000-49965).
5.1+	Opinion of Stafford Rosenbaum LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Stafford Rosenbaum LLP (included in Exhibit 5.1).
24.1+	Power of Attorney (MGE Energy, Inc.) (included on pages II-4).

+ Filed herewith.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, that Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 18th day of December 2020.

MGE ENERGY, INC.

By: /s/ Jeffrey M. Keebler
Name: Jeffrey M. Keebler Title: Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below constitutes and appoints Jeffrey M. Keebler, Jared J. Bushek, and Tamara J. Johnson and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that such attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Jeffrey M. Keebler	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	Dec. 18, 2020
Jeffrey M. Keebler

/s/ Jared J. Bushek	Vice President Finance, Chief Information Officer and Treasurer (Principal Financial Officer)	Dec. 18, 2020
Jared J. Bushek

/s/ Tamara J. Johnson	Vice President Finance, Chief Information Officer and Treasurer (Principal Financial Officer)	Dec. 18, 2020
Tamara J. Johnson

/s/ Marcia M. Anderson	Director	Dec. 18, 2020
Marcia M. Anderson

	Director	Dec. 18, 2020
James G. Berbee

/s/ Mark D. Bugher	Director	Dec. 18, 2020
Mark D. Bugher

/s/ Londa J. Dewey	Director	Dec. 18, 2020
Londa J. Dewey

/s/ Curtis Hastings	Director	Dec. 18, 2020
F. Curtis Hastings

/s/ James L. Possin	Director	Dec. 18, 2020
James L. Possin

/s/ Thomas R. Stolper	Director	Dec. 18, 2020
Thomas R. Stolper

/s/ Gary J. Wolter	Director	Dec. 18, 2020
Gary J. Wolter